CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated December 22, 2021, relating to the financial statements and financial highlights of The Tocqueville Fund, The Tocqueville Opportunity Fund, and The Tocqueville Phoenix Fund, each a series of The Tocqueville Trust, for the year ended October 31, 2021, and to the references to our firm under the headings “Information About the Acquired Funds and Acquiring Fund”, “Form of Agreement and Plan of Reorganization for The Tocqueville Opportunity Fund”, and “Form of Agreement and Plan of Reorganization for The Tocqueville Phoenix Fund”, and “Financial Highlights” in the Joint Proxy Statement/Prospectus and “Financial Statements” and “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ COHEN & COMPANY, LTD.
Milwaukee, Wisconsin
October 12, 2022